Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus dated July 9, 2013

Registration Statement No. 333-189819

Restoration Hardware Holdings, Inc.

Free Writing Prospectus

This free writing prospectus relates only to the securities described in, and should be read together with, the preliminary prospectus dated July 9, 2013 (the “Preliminary Prospectus”) included in Amendment No. 1 to the registration statement on Form S-1 (Commission File No. 333-189819). The following information supplements and updates the information contained in the Preliminary Prospectus.

Issuer:	Restoration Hardware Holdings, Inc.
Common stock offered by the selling stockholders:	8,000,000 shares
Common stock outstanding after the offering:	38,911,890 shares
Price to Public:	$70.00 per share
Option to purchase additional shares:	Up to 1,200,000 additional shares from the selling stockholders

The issuer has filed a registration statement including a prospectus with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by calling BofA Merrill Lynch at 866-500-5408 or Goldman, Sachs & Co. at 866-471-2526.